                                                                    Exhibit 99.1

        SUPERIOR INDUSTRIES FIRST QUARTER NET INCOME SURGES TO NEW RECORD
             AS REVENUE AND UNIT SHIPMENTS ALSO REACH ALL-TIME HIGHS

               NET INCOME INCREASES 30% TO $0.83 PER DILUTED SHARE
                     REVENUE INCREASES 12% TO $208.0 MILLION
                        UNIT WHEEL SHIPMENTS INCREASE 3%

    VAN NUYS, CALIFORNIA, -- April 11, 2003 -- SUPERIOR INDUSTRIES INTERNATIONAL, INC. (NYSE:SUP) announced today that net income for the first three months of 2003 increased 30% to a new record, as revenue and unit wheel shipments also rose to all-time first quarter highs.

FIRST QUARTER RESULTS

    For the three months ended March 31, 2003, revenue increased 12% to $207,985,000 from $186,532,000 a year earlier. Unit wheel shipments increased 3%. Net income rose to $22,266,000, or $0.83 per diluted share, from $17,172,000, or $0.65 per diluted share, for the first quarter of 2002.

    This year's first quarter results included the write-off of non-recurring start-up costs of $2,500,000 related to the launch of Superior's new aluminum suspension components business. The company's share of profits from its joint venture aluminum wheel manufacturing operation in Hungary was $1,948,000.

    At March 31, 2003, Superior had working capital of $272,293,000, including cash and short-term investments of $155,620,000, and no debt.

EFFICIENCY GAINS

    Chairman and Chief Executive Officer Louis Borick said, "The increase in net profit margin for the first quarter to 10.7% from 9.2% a year earlier was primarily the result of efficiency improvements in both of our facilities in Mexico, especially at our newest plant in Chihuahua that came on-line in late 2001. Our managers and staff deserve a great deal of credit for this accomplishment. Superior's strong bottom-line results also reflected a favorable mix of wheel production for this year's first quarter, with more large-diameter and chrome-plated wheels in the total than last year.

    "We built Superior by consistently meeting our customers' toughest design and engineering specifications, cost requirements, and delivery schedules. This well-earned reputation is the reason we are winning major new wheel supply contracts from current customers and adding important OEM accounts. Our aggressive expansion plan will allow us to sustain our superior performance at the far higher production rates that our customers will require in the future."

INVESTING IN GROWTH

    President and COO Steve Borick said, "Our geographic expansion has been enormously successful - our plants in Mexico and our joint venture facility in Hungary are among the most advanced in the world. These plants also have served as test beds of Superior's ability to operate internationally. The experience has taught us valuable lessons that will be increasingly important as we prepare for further international expansion in the years ahead.

    "Capacity expansion is only one of the ways we are investing in Superior's growth. In addition to our Commitment to Excellence and employee training, we have implemented programs to identify best practices within our organization and are developing a formal mechanism to ensure that they quickly are adopted throughout our company. We also are improving our operating controls and reporting processes, which will be facilitated by the upgrades to our management information systems and internal computer networks planned for 2003. We are listening to new ideas coming both from management ranks as well as from our manufacturing employees - we are open to bottom-up as well as top-down improvements. These programs will help us maintain the quality Superior is known for while we achieve savings at every one of our plants and in every aspect of our business, from the shop floor to engineering to sales to finance."

OUTLOOK

    The COO continued, "Superior delivered an outstanding first quarter, especially in view of current geopolitical events and continued economic uncertainty. We continue to gain share of the aluminum wheel market, and based on new wheel supply programs already announced or in the pipeline, the outlook for the year's second half is encouraging. However, we are cautious as we look into the next couple of months, because production cut-backs for certain models recently announced by some of our OEM customers are likely to affect aluminum wheel demand in the second quarter."

STOCK REPURCHASE UPDATE

    Superior has repurchased 4,573,000 shares of its common stock since 1995, including 81,000 shares repurchased during the first quarter of 2003. Approximately 3,428,000 shares remain to be repurchased under the March 2000 Board of Directors' authorization.

ABOUT SUPERIOR INDUSTRIES

    Superior supplies aluminum wheels and other aluminum automotive components to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota and Volkswagen. For additional information, visit Superior's Web site at www.supind.com.

FORWARD-LOOKING STATEMENTS

    This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

                                (tables attached)

                     SUPERIOR INDUSTRIES INTERNATIONAL, INC.
             Consolidated Condensed Statements of Income (Unaudited)
                (Dollars in Thousands, Except Per Share Amounts)

                                                      Three Months Ended
                                                           March 31
                                                     2003               2002
                                                 ------------      ------------
Net Sales                                        $    207,985      $    186,532
Costs and Expenses
    Cost of Sales                                     168,106            154,703
    Selling and Administrative Expenses                 5,756             5,140
    Suspension Components Start-up Costs                2,500             1,653
                                                 ------------      ------------
Income From Operations                                 31,623            25,036

   Equity in Earnings of Joint Ventures                 1,934               772
   Interest Income, net                                   912               785
   Miscellaneous Expense, net                            (213)             (174)
                                                 ------------      ------------
Income Before Income Taxes                             34,256            26,419
   Income Taxes                                        11,990             9,247
                                                 ------------      ------------
Net Income                                       $     22,266      $     17,172
                                                 ============      ============
Earnings Per Share:
   Basic                                         $       0.84      $       0.66
   Diluted                                       $       0.83      $       0.65
                                                 ------------      ------------
Weighted Average and
    Equivalent Shares Outstanding:
  Basic                                            26,597,000        25,988,000
  Diluted                                          26,958,000        26,607,000
                                                 ============      ============


                     SUPERIOR INDUSTRIES INTERNATIONAL, INC.
                Consolidated Condensed Balance Sheets (Unaudited)
                             (Dollars in Thousands)

                                                            As of March 31
                                                          2003            2002
                                                       --------         --------
Current Assets                                         $386,654         $312,456
Property, Plant and Equipment, net                      250,376          227,353
Investments and Other Assets                             44,274           35,169
                                                       --------         --------
                                                       $681,304         $574,978
                                                       ========         ========
 Current Liabilities                                   $114,361         $ 88,555
 Long-Term Liabilities                                   18,987           20,698
 Shareholders' Equity                                   547,956          465,725
                                                       --------         --------
                                                       $681,304         $574,978
                                                       ========         ========